Jacksonville Bancorp Announces Quarterly Results

JACKSONVILLE, Fla., Nov. 14, 2012 /PRNewswire/ -- Jacksonville Bancorp, Inc. (the "Company") (NASDAQ: JAXB), holding company for The Jacksonville Bank (the "Bank"), reported a net loss for the three months ended September 30, 2012 of $10.7 million, or $1.81 per basic and diluted common share, compared to the third quarter 2011 net income of $1.3 million, or $.22 per basic and diluted common share. The net loss was $21.2 million, or $3.60 per basic and diluted common share, for the nine months ended September 30, 2012, compared to net income of $2.8 million, or $.47 per basic and diluted common share, for the same period in 2011. Book value and tangible book value per common share as of September 30, 2012 were $2.31 and $2.07, respectively.

(Logo: http://photos.prnewswire.com/prnh/20020410/JAXBLOGO )

The decrease in net income was driven primarily by an increase in provision for loan losses, noncash goodwill impairment expense and OREO expenses, an increase in loan related expenses, and a decrease in interest income on loans. The decreased net interest income when compared to the previous year was due to a decrease in average earning assets, primarily driven by a reduction in loan balances, and the average yield earned on these assets.

Interest income decreased $1.1 million during the three-month period ended September 30, 2012 when compared to the same period in the prior year. This decrease was driven by a decrease in average earning assets, in particular, average loan balances which declined by $36.2 million when compared to the same period in the prior year. This was also attributable to a decrease in the loan yield to 5.42% for the three-month period ended September 30, 2012 from the 5.93% recognized during the three-month period ended September 30, 2011. The decrease in the loan yield was driven by the following factors when compared to the same period in the prior year:

  Decrease in accretion recognized on acquired loans of approximately $570 thousand;
  Decrease in the weighted-average loan yield for new loans of 60 basis points; and
  Modifications to reduce existing loan rates to be competitive in the current low-rate market environment.

Interest income decreased $3.8 million during the nine-month period ended September 30, 2012 when compared to the same period in the prior year. This decrease was driven by a decrease in average earning assets, in particular, average loan balances which declined by $44.0 million when compared to the same period in the prior year. This decrease was also impacted by a decrease in the average loan yield to 5.36% for the nine-month period ended September 30, 2012 from the 5.93% recognized during the nine months ended September 30, 2011. The decrease in the loan yield was driven by the following factors when compared to the same period in the prior year:

  Decrease in accretion recognized on acquired loans of approximately $1.4 million;
  Decrease in the weighted-average loan yield for new loans of 74 basis points; and
  Modifications to reduce existing loan rates to be competitive in the current low-rate market environment.

Interest expense decreased by $503 thousand and $1.5 million during the three- and nine-month periods ended September 30, 2012, respectively, when compared to the same periods in the prior year. This was partially due to a decrease in the average cost of interest-bearing liabilities to 1.09% and 1.15% for the three-month and nine-month periods ended September 30, 2012, respectively, compared to 1.46% and 1.49% for the same periods in the prior year. This decrease reflected the ongoing reduction in interest rates paid on deposits as a result of the re-pricing of deposits in the current market environment as well as a shift in the funding mix from interest-bearing to more noninterest-bearing deposits which further reduces overall funding costs.

Noninterest income for the three- and nine-month periods ended September 30, 2012, respectively, decreased to $356 thousand and $1.1 million when compared to $376 thousand and $1.2 million in the comparable periods in the prior year. The decrease for the three-month period ended September 30, 2012, compared to the same period in the prior year, was driven by a $16 thousand decrease in service charges on deposit accounts with all other components remaining relatively flat period over period. The decrease for the nine-month period ended September 30, 2012, compared to the same period in the prior year, was driven primarily by a $72 thousand decrease in service charges on deposit accounts with all other components remaining relatively flat period over period.

Noninterest expense increased to $10.6 million and $20.6 million, respectively, for the three- and nine-month periods ended September 30, 2012, compared to $4.6 million and $13.5 million, respectively, during the same periods in 2011. This overall increase was mainly due to noncash goodwill impairment of $3.1 million, an increase in OREO expenses and write-downs of $1.8 million, loan related expenses of $1.2 million, and capital raise expenses of $497 thousand as a result of the extended time frame of raising capital when compared to the same period in the prior year. In comparison, noninterest expense items related to general operating expenses remained relatively consistent year over year with increases in compensation, professional fees, and advertising and business development offset by reductions in data processing, occupancy and equipment, and regulatory assessments.

The income tax benefit for the nine months ended September 30, 2012 was $136 thousand compared to $1.7 million for the same period in 2011. The Company recorded a full valuation allowance against its deferred taxes at December 31, 2011. This was substantially due to the fact that it was "more likely than not" that the benefit would not be realized in future periods due to Section 382 of the Internal Revenue Code. The calculation for the income tax provision or benefit generally does not consider the tax effects of changes in other comprehensive income ("OCI"), which is a component of shareholders' equity on the balance sheet. However, an exception is provided in certain circumstances, such as when there is a full valuation allowance against the net deferred tax assets, there is a loss from continuing operations and income in other components of the financial statements. In such a case, income from other categories, such as changes in OCI, must be considered in determining a tax benefit to be allocated to the loss from continuing operations. During the nine-month period ended September 30, 2012, this resulted in $136 thousand of income tax benefit allocated to continuing operations.

Total assets were $551.6 million as of September 30, 2012, compared to $607.9 million as of September 30, 2011. Net loans decreased by 10.1% to $418.7 million as of September 30, 2012, compared to $465.9 million as of September 30, 2011. Total deposits of $493.2 million as of September 30, 2012 increased $19.3 million compared to total deposits of $473.9 million as of December 31, 2011, whereas total deposits decreased $18.6 million compared to total deposits of $511.8 million as of September 30, 2011. The increase in total deposits from December 31, 2011 was driven primarily by an increase in time deposits of $16.7 million and noninterest-bearing demand deposits of $5.0 million, offset by a decrease in money market, NOW and savings deposits of $2.4 million. The increase in noninterest bearing demand deposits in relation to the decrease in interest-bearing deposits resulted in a reduction of overall funding costs.

As of September 30, 2012, nonperforming assets were $39.8 million, or 7.21% of total assets, compared to $56.0 million, or 9.2% of total assets as of September 30, 2011. The decrease in nonperforming assets from the third quarter of 2011 to the third quarter of 2012 is primarily a result of an increase in loan charge-offs, write-downs on OREO, and the disposition of substandard assets. This is consistent with the Company's overall strategy, which began in the second quarter of 2012, to accelerate the disposition of substandard assets. As of September 30, 2012, nonperforming loans acquired in the merger with Atlantic BancGroup, Inc. were $9.0 million, or 22.5% of total nonperforming assets.

The following table presents information concerning nonperforming assets as of the last five quarters:

	For the Period Ended
	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011

Nonperforming Assets
Nonperforming loans	$35,168	$46,407	$49,066	$46,904	$51,639

Foreclosed assets, net	4,599	7,508	7,667	7,968	4,314
Total nonperforming assets	39,767	53,915	56,733	54,872	55,953

Nonperforming loans and
foreclosed assets as a
percent of total assets	7.21%	9.25%	9.68%	9.77%	9.20%
Nonperforming loans as a
percent of gross loans	8.05%	10.24%	10.69%	10.13%	10.78%
Loans past due 30-89 days,
still accruing interest	$11,372	$4,628	$10,917	$7,724	$9,270

The increase in loans past due 30-89 days in the current quarter, still accruing interest, was driven primarily by one large relationship of $2.5 million that is in the process of being renewed, pending regulatory approval, and one loan of $3.5 million that was in process of executing a forbearance agreement in order to refinance to a lender providing government guaranteed loans. Both of these situations are anticipated to be resolved in the near term. Nonperforming loans decreased $11.2 million from $46.4 million for the three months ended June 30, 2012 to $35.2 million for the three months ended September 30, 2012.

The allowance for loan losses was 4.14% of total loans as of September 30, 2012, compared to 2.75% for the comparable period in 2011 and 2.82% as of December 31, 2011. Provision for loan loss expense was $6.0 million and $17.6 million for the three- and nine-month periods ended September 30, 2012, respectively, compared to $1.7 million and $4.8 million for the comparable periods in 2011. The Company has recorded net charge-offs of $8.5 million and $12.6 million for the three- and nine-month periods ended September 30, 2012, respectively, compared to $533 thousand and $4.6 million for the comparable periods in 2011. The high level of charge-offs for the nine months ended September 30, 2012 is due primarily to the timing of recording charge-offs related to the Company's disposition of distressed assets on an individual customer basis. This fits with the Company's current overall strategy to accelerate the disposition of substandard assets as discussed further below.

During the second quarter of 2012, the Company adopted a new overall strategy to accelerate the disposition of substandard assets on an individual customer basis. Certain current appraised values were discounted to estimated fair value based on current market data such as recent sales of similar properties, discussions with potential buyers and negotiations with existing customers. These negotiations have materially impacted the Company's earnings for the three and nine months ended September 30, 2012 through the increased provision for loan losses. The Company expects to continue this new strategy for the foreseeable future.

In addition, the Company has executed a financial advisory agreement with an investment banking firm (the "Firm") to assist in raising capital. During the third quarter of 2012, Bancorp executed a Stock Purchase Agreement (the "Stock Purchase Agreement") with its largest shareholder CapGen Capital Group IV LP ("CapGen"), for the sale of up to 25,000 shares of the Company's preferred stock, to-be-designated as Mandatorily Convertible, Noncumulative, Nonvoting Perpetual Preferred Stock, Series A ("Series A Preferred Stock"). Under the terms of the Stock Purchase Agreement, the Series A Preferred Stock is mandatorily convertible into shares of the Company's common stock upon approval by shareholders regarding the issuance of the common stock in connection with the conversion. The Stock Purchase Agreement was approved unanimously by Bancorp's Board of Directors in contemplation of the private placement of 50,000 shares of Series A Preferred Stock at a purchase price of $1,000 per share for an aggregate of $50.0 million (the "Private Placement"). The closing of the Private Placement is conditioned upon certain factors, among other customary closing conditions, including: (i) the aggregate sale of $50.0 million in Series A Preferred Stock to investors, (ii) the determination of the conversion price and conversion rate of the Series A Preferred Stock issuance, (iii) the receipt of Federal Reserve approval of CapGen's additional investment in Bancorp, (iv) the receipt of an opinion from the Company's independent auditors that the Private Placement should not be an "ownership change" for purposes of Section 382 of the Internal Revenue Code, and (v) the receipt of a fairness opinion from a third-party investment banker.

Also during the third quarter of 2012, Bancorp completed a $5.0 million capital raise through the sale of 5,000 shares of the Company's Noncumulative, Nonvoting, Perpetual Preferred Stock, Series B, $0.01 par value ("Series B Preferred Stock"), at a purchase price of $1,000 per share. Proceeds from the sale of Series B Preferred Stock were $4.9 million, net of offering expenses, and were used for general operating expenses mainly for the subsidiary bank. In connection with the $5.0 million capital raise, Bancorp and CapGen entered into an Exchange Agreement whereby Bancorp agreed to exchange shares of Series B Preferred Stock for the Series A Preferred Stock simultaneously with the issuance of shares of Series A Preferred Stock in the Private Placement (the "Exchange"), unless such shares of Series B Preferred Stock are first redeemed by the Company. In the Exchange, all issued and outstanding shares of Series B Preferred Stock would be exchanged for the number of shares of Series A Preferred Stock having an aggregate liquidation preference equal to the aggregate Series B liquidation preference, unless otherwise specified under the closing terms of the Private Placement.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with approximately $552 million in assets and eight full-service branches in Jacksonville, Duval County, Florida, as well as our virtual branch. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The risks, uncertainties and factors affecting actual results include but are not limited to: our ability to raise capital; our ability to dispose of substandard assets and the disposition prices thereof; economic and political conditions, especially in North Florida; real estate prices and sales in the Company's markets; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; efforts to increase our capital and reduce our nonperforming assets; and technological changes. The Company's actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company's filings with the Securities and Exchange Commission including the Company's Annual Report on Form 10-K for the year ended December 31, 2011 which are incorporated herein by reference.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011
Consolidated Earnings Summary
Total interest income	$6,641	$6,474	$6,671	$7,145	$7,754
Total interest expense	1,238	1,376	1,356	1,591	1,741
Net interest income	5,403	5,098	5,315	5,554	6,013
Provision for loan losses	5,990	11,584	72	7,617	1,737
Net interest income (loss) after
provision for loan losses	(587)	(6,486)	5,243	(2,063)	4,276
Total noninterest income	356	290	437	355	376
Total noninterest expense	10,560	5,656	4,392	16,677	4,574
Income (loss) before income taxes	(10,791)	(11,852)	1,288	(18,385)	78
Income tax expense (benefit)	(106)	(30)	-	8,458	(1,219)
Net income (loss)	$(10,685)	$(11,822)	$1,288	$(26,843)	$1,297

	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011
Summary Average Consolidated
Balance Sheet
Loans, gross	$447,885	$455,604	$459,166	$474,612	$484,122
Securities	91,887	82,648	70,427	65,380	66,400
Other earning assets	3,802	25,598	8,741	5,698	14,157
Total earning assets	543,574	563,850	538,334	545,690	564,679
Other assets	20,457	30,144	30,184	47,844	45,931
Total assets	$564,031	$593,994	$568,518	$593,534	$610,610

Interest-bearing liabilities	$453,260	$471,622	$454,613	$451,804	$473,524
Other liabilities	92,012	91,733	84,400	85,936	82,305
Shareholders' equity	18,759	30,639	29,505	55,794	54,781
Total liabilities and
shareholders' equity	$564,031	$593,994	$568,518	$593,534	$610,610

	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011
Per Share Data
Basic earnings (loss) per share	$(1.81)	$(2.01)	$0.22	$(4.56)	$0.22
Diluted earnings (loss) per share	$(1.81)	$(2.01)	$0.22	$(4.56)	$0.22
Basic weighted average
shares outstanding	5,890,880	5,890,136	5,889,822	5,889,822	5,889,822
Diluted weighted average
shares outstanding	5,890,880	5,890,136	5,890,689	5,889,822	5,890,553
Book value per basic share
at end of period	$2.31	$3.22	$5.23	$4.98	$9.52
Tangible book value per basic
share at end of period	$2.07	$2.43	$4.42	$4.15	$6.76
Total shares outstanding
at end of period	5,890,880	5,890,880	5,889,822	5,889,822	5,889,822
Closing market price per share	$0.92	$1.51	$3.53	$3.15	$4.89

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011
Selected Ratios
Return on average assets	(7.54)%	(8.00)%	0.91%	(17.94)%	0.84%
Return on average equity	(226.60)%	(155.19)%	17.56%	(190.87)%	9.39%
Average equity to average assets	3.33%	5.16%	5.19%	9.40%	8.97%
Tangible common equity to
tangible assets	2.22%	2.48%	4.48%	4.39%	6.73%
Interest rate spread	3.77%	3.44%	3.78%	3.80%	3.99%
Net interest margin	3.95%	3.64%	3.97%	4.04%	4.22%
Allowance for loan losses
as a percentage of total loans	4.14%	4.56%	2.85%	2.82%	2.75%
Allowance for loan losses
as a percentage of NPL's	51.47%	44.49%	22.98%	27.77%	25.56%
Ratio of net charge-offs as a
percentage of average loans	7.58%	3.56%	0.01%	6.51%	0.44%
Efficiency ratio	183.37%	104.97%	76.36%	282.23%	71.59%

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011
Summary Consolidated
Balance Sheet
Cash and cash equivalents	$13,661	$25,703	$23,136	$9,955	$22,972
Securities	88,838	90,583	78,768	66,025	63,892
Loans, gross	436,754	453,263	459,121	462,607	479,083
Allowance for loan losses	(18,100)	(20,647)	(13,082)	(13,024)	(13,197)
Loans, net	418,654	432,616	446,039	449,583	465,886
Goodwill	-	3,137	3,137	3,137	14,326
Other intangible assets, net	1,380	1,511	1,642	1,774	1,916
All other assets	29,018	29,407	33,111	30,951	38,952
Total assets	$551,551	$582,957	$585,833	$561,425	$607,944

Deposit accounts	$493,205	$521,549	$513,513	$473,907	$511,754
All other liabilities	44,767	42,430	41,518	58,174	40,126
Shareholders' equity	13,579	18,978	30,802	29,344	56,064
Total liabilities and
shareholders' equity	$551,551	$582,957	$585,833	$561,425	$607,944

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands, except per share data)

	For the Nine Months Ended
	September 30,	September 30,
	2012	2011
Consolidated Earnings Summary
Total interest income	$19,786	$23,599
Total interest expense	3,970	5,425
Net interest income	15,816	18,174
Provision for loan losses	17,646	4,775
Net interest income (loss) after provision for loan losses	(1,830)	13,399
Total noninterest income	1,083	1,176
Total noninterest expense	20,608	13,476
Income (loss) before income tax	(21,355)	1,099
Income tax benefit	(136)	(1,684)
Net income (loss)	$(21,219)	$2,783

	For the Nine Months Ended
	September 30,	September 30,
	2012	2011
Summary Average Consolidated Balance Sheet
Loans, gross	$454,195	$498,154
Securities	81,691	66,080
Other earning assets	12,681	8,371
Total earning assets	548,567	572,605
Other assets	26,905	46,669
Total assets	$575,472	$619,274

Interest-bearing liabilities	$459,807	$485,942
Other liabilities	89,391	79,894
Shareholders' equity	26,274	53,438
Total liabilities and shareholders' equity	$575,472	$619,274

	For the Nine Months Ended
	September 30,	September 30,
	2012	2011
Per Share Data
Basic earnings (loss) per share	$(3.60)	$0.47
Diluted earnings (loss) per share	$(3.60)	$0.47
Basic weighted average shares outstanding	5,890,281	5,889,310
Diluted weighted average shares outstanding	5,890,281	5,890,170
Book value per basic share at end of period	$2.31	$9.52
Tangible book value per basic share at end of period	$2.07	$6.76
Total shares outstanding at end of period	5,890,880	5,889,822
Closing market price per share	$0.92	$4.89

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands, except per share data)

	For the Nine Months Ended
	September 30,	September 30,
	2012	2011
Selected Ratios
Return on average assets	(4.93)%	0.60%
Return on average equity	(107.88)%	6.96%
Average equity to average assets	4.57%	8.63%
Tangible common equity to tangible assets	2.22%	6.73%
Interest rate spread	3.67%	4.02%
Net interest margin	3.85%	4.24%
Allowance for loan losses as a percentage of total loans	4.14%	2.75%
Allowance for loan losses as a percentage of NPL's	51.47%	25.56%
Ratio of net charge-offs as a percentage of average loans	3.70%	1.25%
Efficiency ratio	121.95%	69.64%

	As of
	September 30,	September 30,
	2012	2011
Summary Consolidated Balance Sheet
Cash and cash equivalents	$13,661	$22,972
Securities	88,838	63,892
Loans, gross	436,754	479,083
Allowance for loan losses	(18,100)	(13,197)
Loans, net	418,654	465,886
Goodwill	-	14,326
Other intangible assets, net	1,380	1,916
All other assets	29,018	38,952
Total assets	$551,551	$607,944

Deposit accounts	$493,205	$511,754
All other liabilities	44,767	40,126
Shareholders' equity	13,579	56,064
Total liabilities and shareholders' equity	$551,551	$607,944

CONTACT: Valerie Kendall, +1-904-421-3051